Press release

RBC Bearings Incorporated Announces Fiscal 2014 Third Quarter Results

Oxford, CT – February 6, 2014 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the third quarter of fiscal year 2014.

Third Quarter Highlights

	Fiscal 2014		Fiscal 2013		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$100.5		$96.3		4.4%
Gross margin	$38.5		$36.3		6.1%
Gross margin %	38.3%		37.7%
Operating income	$19.7		$19.2		2.6%
Operating income %	19.6%		19.9%
Net income	$12.8	$12.8	$12.1	$12.0	5.4%	6.3%
Diluted EPS	$0.55	$0.55	$0.53	$0.53	3.8%	3.8%

(1) Results exclude items in reconciliation below.

Nine Month Highlights

	Fiscal 2014		Fiscal 2013		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$305.2		$300.0		1.7%
Gross margin	$119.6		$112.2		6.5%
Gross margin %	39.2%		37.4%
Operating income	$63.5	$65.4	$62.3	$62.3	1.8%	4.9%
Operating income %	20.8%	21.4%	20.8%	20.8%
Net income	$42.0	$42.7	$45.8	$39.6	-8.2%	7.9%
Diluted EPS	$1.81	$1.84	$2.01	$1.74	-10.0%	5.7%

(1) Results exclude items in reconciliation below.

“Our third quarter results showed solid year-over-year improvements in net sales, gross margin and earnings, while reflective of typical third quarter seasonality due to fewer production days,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “We continue to make good progress in the integration of our two recent acquisitions, although these efforts will temporarily weigh on operating income. Additionally, we are encouraged by further stability in the industrial markets coupled with continued strength in the aerospace market.”

Third Quarter Results

Net sales for the third quarter of fiscal 2014 were $100.5 million, an increase of 4.4% from $96.3 million in the third quarter of fiscal 2013. The increase in net sales was mainly the result of an 8.6% increase in aerospace and defense driven by commercial aircraft build rates and the inclusion of two acquisitions, WPA and TCI. This was offset by a 0.8% decline in industrial sales driven by minimal activity in military vehicles, a decline in mining and construction OEM activity on a year over year basis and the favorable impact of one acquisition, CMP. Excluding military vehicles of $1.9 million, the increase in industrial sales would have been 3.8% mainly driven by the distribution business and the inclusion of one acquisition, CMP. Gross margin for the third quarter was $38.5 million compared to $36.3 million for the same period last year. Gross margin as a percentage of net sales was 38.3% in the third quarter of fiscal 2014 compared to 37.7% for the same period last year.

SG&A for the third quarter of fiscal 2014 was $18.3 million, an increase of $1.7 million over $16.6 million for the same period last year. The increase of $1.7 million was primarily attributable to an increase of $0.9 million associated with the addition of three acquisitions, $0.6 million in personnel-related expenses and $0.2 million in other expenses. As a percentage of net sales, SG&A was 18.2% for the third quarter of fiscal 2014 compared to 17.2% for the same period last year.

Other operating expenses for the third quarter of fiscal 2014 totaled $0.6 million compared to $0.6 million for the same period last year. For the third quarter of fiscal 2014 other operating expenses consisted of $0.5 million of amortization of intangibles and $0.1 million of costs associated with acquisitions. For the same period last year, other operating expenses consisted of $0.4 million of amortization of intangibles and $0.2 million of other expenses.

Operating income for the third quarter of fiscal 2014 was $19.7 million compared to operating income of $19.2 million for the same period last year. As a percentage of net sales, operating income was 19.6% compared to 19.9% for the same period last year.

Interest expense, net for the third quarter of fiscal 2014 was $0.3 million compared to $0.3 million for the same period last year.

Income tax expense for the third quarter of fiscal 2014 was $6.6 million compared to $6.5 million for the same period last year. Our effective income tax rate for the third quarter of fiscal 2014 was 34.0% compared to 35.1% for the same period last year.

Net income for the third quarter of fiscal 2014 was $12.8 million compared to $12.1 million for the same period last year. Excluding the discrete tax benefit in the third quarter of fiscal 2013, net income was $12.8 million for the third quarter of fiscal 2014, compared to an adjusted net income of $12.0 million for the same period last year, a 6.3% increase year over year.

Diluted EPS for the third quarter of fiscal 2014 was 55 cents per share compared to 53 cents per share for the same period last year, an increase of 3.8%.

Backlog, as of December 28, 2013, was $218.6 million compared to $211.3 million as of December 29, 2012.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 866-318-8620 (international callers dial 617-399-5139) and enter conference ID # 65530249. An audio replay of the call will be available from 3:00 p.m. ET on Thursday, February 6th until 11:59 p.m. ET on Thursday, February 13th. The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID # 10512896. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace, and defense markets. Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 2,324 people and operates 25 manufacturing facilities in four countries.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

FTI Consulting

Michael Cummings

617-897-1532

investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 28,	December 29,	December 28,	December 29,
	2013	2012	2013	2012
Net sales	$100,546	$96,336	$305,168	$300,045
Cost of sales	62,050	60,060	185,612	187,796
Gross margin	38,496	36,276	119,556	112,249

Operating expenses:
Selling, general and administrative	18,273	16,567	52,397	48,436
Other, net	566	550	3,688	1,465
Total operating expenses	18,839	17,117	56,085	49,901

Operating income	19,657	19,159	63,471	62,348

Interest expense, net	276	281	770	679
Other non-operating (income) expense	43	229	(164)	(2,961)
Income before income taxes	19,338	18,649	62,865	64,630
Provision for income taxes	6,574	6,540	20,860	18,863
Net income	$12,764	$12,109	$42,005	$45,767

Net income per common share:
Basic	$0.56	$0.54	$1.84	$2.05
Diluted	$0.55	$0.53	$1.81	$2.01

Weighted average common shares:
Basic	22,908,556	22,538,502	22,841,011	22,286,974
Diluted	23,311,397	22,862,347	23,205,716	22,724,286

	Three Months Ended		Nine Months Ended
Reconciliation of Reported Operating Income to	December 28,	December 29,	December 28,	December 29,
Adjusted Operating Income:	2013	2012	2013	2012
Reported operating income	$19,657	$19,159	$63,471	$62,348
Consolidation and restructuring of large bearing facilities	-	-	1,498	-
Costs associated with acquisitions	-	-	374	-
Fixed asset disposals	-	-	43	-
Adjusted operating income	$19,657	$19,159	$65,386	$62,348

Reconciliation of Reported Net Income and Net Income	Three Months Ended		Nine Months Ended
Per Common Share to Adjusted Net Income and	December 28,	December 29,	December 28,	December 29,
Adjusted Net Income Per Common Share:	2013	2012	2013	2012
Reported net income	$12,764	$12,109	$42,005	$45,767
Consolidation and restructuring of large bearing facilities (1)	-	-	1,001	-
Costs associated with acquisitions (1)	-	-	250	-
Fixed asset disposals (1)	-	-	29	-
CDSOA payment (1)	-	-	-	(2,365)
Discrete tax benefit	-	(105)	(549)	(3,805)
Adjusted net income	$12,764	$12,004	$42,736	$39,597
(1) Item was tax effected at the effective tax rate.

Adjusted net income per common share:
Basic	$0.56	$0.53	$1.87	$1.78
Diluted	$0.55	$0.53	$1.84	$1.74

Weighted average common shares:
Basic	22,908,556	22,538,502	22,841,011	22,286,974
Diluted	23,311,397	22,862,347	23,205,716	22,724,286

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 28,	December 29,	December 28,	December 29,
Segment Data, Net External Sales:	2013	2012	2013	2012
Plain bearings segment	$52,991	$51,497	$162,909	$160,166
Roller bearings segment	27,284	26,115	85,911	87,564
Ball bearings segment	13,054	10,779	33,709	30,146
Other segment	7,217	7,945	22,639	22,169
	$100,546	$96,336	$305,168	$300,045

	Three Months Ended		Nine Months Ended
	December 28,	December 29,	December 28,	December 29,
Selected Financial Data:	2013	2012	2013	2012
Depreciation and amortization	$3,718	$3,698	$11,308	$11,074

Incentive stock compensation expense	$1,561	$1,573	$4,300	$4,013

Cash provided by operating activities	$14,426	$19,536	$35,965	$49,224

Capital expenditures	$8,030	$19,202	$22,622	$30,804

Total debt			$10,665	$10,901

Cash and short-term investments			$118,275	$113,165

Backlog			$218,567	$211,286